As filed with the Securities and Exchange Commission on January 20, 2006
Registration No. 333-130579

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHEELING-PITTSBURGH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	55-0309927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1134 Market Street
Wheeling, West Virginia 26003
(304) 234-2400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
James G. Bradley
Chairman and
Chief Executive Officer
Wheeling-Pittsburgh Corporation
1134 Market Street
Wheeling, West Virginia 26003
(304) 234-2400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Michael C. McLean
Kristen Larkin Stewart
Kirkpatrick & Lockhart Nicholson Graham LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, Pennsylvania 15222
(412) 355-6500
      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	per Unit(1)(2)(3)	Offering Price(1)(2)	Registration Fee

Common Stock, $.01 par value(4)

Preferred Share Purchase Rights(5)

Preferred Stock, $.001 par value(6)

Subscription Rights(7)

Debt Securities(8)

Total	$125,000,000	100%	$125,000,000	$13,375

(1)	In U.S. dollars or the equivalent thereof in any other currency unit or units, or composite currency or currencies.

(2)	Pursuant to General Instruction II.D to Form S-3, the amount to be registered, proposed maximum aggregate offering price per security and proposed maximum aggregate offering price have been omitted for each class of securities that is registered hereby.

(3)	The proposed maximum aggregate offering price per security will be determined from time to time by Wheeling-Pittsburgh Corporation in connection with the issuance of the securities registered hereunder.

(4)	An indeterminate number of shares of common stock, $.01 par value per share, of Wheeling-Pittsburgh Corporation are covered by this registration statement. This registration statement also covers such indeterminate number of shares of common stock of Wheeling-Pittsburgh Corporation as may be issued in exchange for or upon conversion or exercise of, as the case may be, the preferred stock, subscription rights or debt securities registered hereby.

(5)	In accordance with the terms of the Rights Agreement, dated as of February 14, 2005, between Wheeling-Pittsburgh Corporation and Equiserve Trust Company, N.A., as Rights Agent, which was filed with the Securities and Exchange Commission on February 18, 2005 as Exhibit 4.1 to Wheeling-Pittsburgh Corporation’s Registration Statement on Form 8-A, each share of common stock that may be offered hereby also would include one preferred share purchase right. No separate consideration will be received for the preferred share purchase rights.

(6)	An indeterminate number of shares of preferred stock, $.001 par value per share, of Wheeling-Pittsburgh Corporation are covered by this registration statement.

(7)	An indeterminate number of subscription rights are covered by this registration statement. The subscription rights registered hereby represent rights evidencing the right to purchase common stock of Wheeling-Pittsburgh Corporation.

(8)	An indeterminate aggregate principal amount of debt securities of Wheeling-Pittsburgh Corporation are covered by this registration statement.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2006
PROSPECTUS
WHEELING-PITTSBURGH CORPORATION
$125,000,000
Common Stock
Preferred Stock
Subscription Rights
Debt Securities

Wheeling-Pittsburgh Corporation from time to time may offer to sell common stock, preferred stock, subscription rights or debt securities, or a combination of these securities. The total amount of securities offered by this prospectus will have an initial aggregate offering price of up to $125,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although the Company may increase this amount in the future. The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
The common stock of Wheeling-Pittsburgh Corporation is listed on the NASDAQ National Market and trades under the ticker symbol “WPSC.”
This prospectus describes some of the general terms that may apply to these securities and the general manner in which these securities may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, may be described in one or more supplements to this prospectus, as may be required, or in reports filed by Wheeling-Pittsburgh Corporation with the Securities and Exchange Commission pursuant to the Exchange Act of 1934, as amended.
We urge you to carefully read “Risk factors” beginning on page 5 and other information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in any securities offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     .

Where you can find additional information
We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common stock, preferred stock, subscription rights and debt securities which we may offer under this prospectus. This prospectus contains or incorporates by reference all information about us and our common stock, preferred stock, subscription rights and debt securities that may be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.
You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this web site.
We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. We make many of these filings available on our website at http://www.wpsc.com. The information on our website is not part of this prospectus. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s web site, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.
Incorporation by reference
The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.
We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus,

ii

including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC:

Our SEC Filings (File No. 000-50300)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2004*
Quarterly Reports on Form 10-Q	Quarters Ended March 31, June 30 and September 30, 2005
Current Reports on Form 8-K	January 3, February 18, March 14 and 29, June 30, July 14, October 5, November 8 and December 21, 2005
Form 10	October 17, 2003
Form 8-A	February 18, 2005

*	As updated to reflect the application of the modified retrospective method of accounting for share-based payments under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payments.”
Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

iii

Prospectus summary
This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under “Where you can find more information.” This summary does not contain all of the information that you should consider before investing in our securities. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and any prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in a prospectus supplement. Unless the context otherwise requires, references to the “Company”, “WPC”, “we”, “our” and “us” and similar terms mean Wheeling-Pittsburgh Corporation and its subsidiaries and joint ventures.
OVERVIEW
Wheeling-Pittsburgh Corporation is a Delaware holding company that, together with its several subsidiaries and joint ventures, produces steel and steel products using both integrated and electric arc furnace technology. WPC sold 1.6 million tons of steel and steel products during the nine months ended September 30, 2005 and 2.1 million tons of steel and steel products during the year ended December 31, 2004. Net sales totaled $1,189.6 million and $1,405.8 million for the nine months ended September 30, 2005 and for the year ended December 31, 2004, respectively. Our principal operating subsidiary is Wheeling-Pittsburgh Steel Corporation, a Delaware corporation (“WPSC”), whose headquarters is located in Wheeling, West Virginia. WPC was organized as a Delaware corporation on June 27, 1920 under the name Wheeling Steel Corporation.
We produce flat rolled steel products for the construction industry, steel service centers, converters, processors, and the container and appliance industries. Our product offerings are focused predominantly on higher value-added finished steel products such as cold rolled products, tin and zinc coated products and fabricated products. Higher value-added products comprised 64.1% of our shipments during the nine months ended September 30, 2005 and 69.6% of our shipments for the year ended December 31, 2004. In addition, we produce semi-finished steel products and hot rolled steel products, which represent the least processed of our finished goods. We commissioned a new Consteel® electric arc furnace (“EAF”) on November 28, 2004 that, along with the idling of one of our two blast furnaces, transformed our operations from an integrated producer of steel to a hybrid producer of steel with characteristics of both an integrated producer and a mini-mill.
Wheeling Corrugating Company (“WCC”), an operating division of WPSC, manufactures our fabricated steel products for the construction, agricultural and highway industries. WCC products represented 21.3% and 19.2% of our steel tonnage shipped during the nine months ended September 30, 2005 and during the year ended December 31, 2004, respectively. WPSC also has ownership interests in three significant joint ventures. Wheeling-Nisshin, Inc. (“Wheeling-Nisshin”) and Ohio Coatings Company (“OCC”), which consumed 26.9% and 30.7% of our steel tonnage shipped during the nine months ended September 30, 2005 and for the year ended December 31, 2004, respectively, which represented 21.9% and 26.2% of our net sales for these respective periods. Wheeling-Nisshin and OCC produce value-added steel products from materials and products primarily supplied by us. On September 29, 2005, we entered into a third significant joint venture, Mountain State Carbon, LLC (“MSC”), which owns and will refurbish the coke batteries that we contributed to it. MSC will sell the coke produced by those batteries to us and our joint venture partner.
Prior to August 1, 2003, WPC was a wholly-owned subsidiary of WHX Corporation. On November 16, 2000, WPC and eight of our then-existing wholly owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code, and emerged from bankruptcy on August 1, 2003. For a detailed discussion of the reorganization, refer to Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004.

RECENT DEVELOPMENTS
Industry and Production
The steel industry is cyclical and highly competitive. Demand for our products is directly affected by demand for steel products in the United States and is indirectly affected by global demand for steel products. Our steel shipments for the first nine months of 2005 were 1,637,068 tons. Steel shipments in the first quarter of 2005 were adversely affected by lost production as the result of the basic oxygen furnace ductwork collapse that occurred in December 2004. Steel prices softened during the first nine months of 2005, with the average per ton selling price of hot-rolled steel decreasing from $599 per ton in December 2004 to $432 per ton in September 2005. However, our product mix for the first nine months of 2005 effectively negated a portion of the effect of the decrease in the average per ton selling price of hot-rolled steel.
Steel production during the first nine months of 2005 totaled 1,820,109 tons of cast-product. Production was adversely affected in the first quarter of 2005 as the result of the basic oxygen furnace ductwork collapse in the fourth quarter of 2004. We submitted an insurance claim for property damage and have agreed to a $9.5 million settlement, net of the $2.0 million deductible, representing the total settlement, of which $4.0 million had been received through September 30, 2005. We have also submitted a business interruption claim for an amount in excess of $40 million based on our assessment of the full impact of the incident, before the deductible, and VEBA and profit sharing expense payable on the net amount received. The insurance adjustor has formally disputed the amount of this claim, and, therefore, there can be no assurance of the ultimate amount we would receive or the timing of any recovery. However, we continue to pursue this matter vigorously.
Our new EAF produced 685,904 tons of liquid steel during the first nine months of 2005. The EAF operated at 53% of capacity for the first nine months of 2005, and has improved to 80% of capacity in November 2005. The hot metal charging equipment for the EAF became operational during the second quarter of 2005. Once the EAF is fully ramped-up, the EAF is expected to increase our total raw steel production. The EAF principally utilizes scrap as a basic raw material input, the cost of which has historically reflected a strong correlation to the price of steel. Additionally, increased EAF usage will decrease our direct usage of coke and iron ore, two highly volatile raw materials in terms of cost.
We anticipate completing installation of hot strip mill automatic roll changers at our Mingo Junction facility in January 2006. We expect this project will increase our annual hot rolling capacity by 300,000 to 400,000 tons. This will allow us to seek slab purchases or tolling arrangements with third parties to roll hot band products.
Raw Materials, Coke Production and Coal Supply
Critical raw material inputs, principally iron ore, coal and natural gas, all reflected price increases during the first nine months of 2005. Our recently formed joint venture, as discussed below, supplies us with coke, allowing us to be generally self-sufficient with respect to our coke needs. However, our principal supplier of high volatile metallurgical coal alleged force majeure and failed to deliver metallurgical coal under the terms of our supply contract, which has and continues to adversely impact our cost of coal and operations during 2005. Deliveries have increased since the filing of a lawsuit in April 2005, but remain erratic.
On April 27, 2005, the Company filed a lawsuit in the Brooke County, West Virginia Circuit Court against Central West Virginia Energy Company (“CWVEC”), a subsidiary of Massey Energy Company, seeking substantial monetary damages and specific performance. The suit alleges that CWVEC breached its long-term coal supply agreement beginning in 2003 and continuing to the present, causing damage to WPSC, including, but not limited to, the increased cost of purchasing coal on the spot market at significantly higher prices than under its agreement with CWVEC. CWVEC initially objected to venue. In a separate action, on May 4, 2005, the Bankruptcy Court for the Northern District of Ohio issued a ruling, which interpreted such court’s prior 2002 order in our bankruptcy, which had approved our assumption and modification of the CWVEC coal supply agreement. In its May 4, 2005 ruling, the bankruptcy court held that under the terms of the court’s 2002 order and the contract, as amended, (1) we have the right to assign the coal supply agreement to the coke plant joint venture (described below), subject to finalization of the documentation and review by CWVEC, and (2) that CWVEC has no contractual right to terminate the coal supply agreement upon the transfer of the coke plant to the coke plant joint venture. CWVEC has appealed those rulings. In the Brooke County litigations, CWVEC also filed a counterclaim alleging that it will have the right to reduce shipments after the coke plant joint venture is consummated. On September 8, 2005, the Bankruptcy Court for the Northern District of Ohio issued an injunction order barring CWVEC from that counterclaim, agreeing with our position that such a claim should have been brought by CWVEC as a compulsory counterclaim in the earlier action which resulted in the May 4, 2005 decision, and, therefore, CWVEC was barred from raising it at a later date. CWVEC has appealed that ruling. CWVEC subsequently withdrew its objection to venue in the breach of contract case, and an order was issued returning the case to the state court in Brooke County where we initially filed the case, and where discovery is now underway. A trial date has been set for July 2006.
Credit Arrangements and Covenant Compliance
On September 29, 2005, we amended our existing term loan agreement. The amendment allows, among other things, for (i) the contribution by WPSC of its coke producing and related assets to MSC and the removal of the term loan lenders’ lien on such assets; (ii) a liquidity enhancement of up to $75 million through an increase in borrowing availability under our revolving credit facility from $150 million to $225 million and the elimination of the requirement to maintain minimum availability of at least $25 million; and (iii) financial covenant relief for the third and fourth quarters of 2005.
We are subject to certain financial covenants under our term loan agreement. We met these financial covenants for all quarterly periods for which we were required to meet those covenants. Due to the financial impact of the disruption in our coal deliveries related to the CWVEC lawsuit, the basic oxygen furnace ductwork collapse and associated issues resulting from the earlier than planned reliance on the new EAF, and current market conditions, we would have failed to meet certain of these financial covenants for the quarter ended September 30, 2005. On September 29, 2005, we obtained a modification to certain financial covenants with our term loan lenders and the Federal loan guarantor, the Emergency Steel Loan Guarantee Board (the “ESLGB”), for the quarter ended September 30, 2005 and the quarter ending December 31, 2005. With these modifications, we were in compliance with the modified covenants for the quarter ended September 30, 2005. However, we may not be in compliance with these covenants for periods ending after September 30, 2005, depending on future market conditions and other factors. As previously disclosed, we expect a fourth quarter operating loss which will exceed the $22.7 million operating loss experienced in the third quarter. Higher selling prices are expected to be more than offset by higher scrap and natural gas costs. Also, our planned fourth quarter outage will reduce shipments and increase costs. The Company is actively engaged in discussions with its term loan lender and others with respect to a resolution to these covenant issues. Since we cannot provide assurance as to when, or if, this matter will be resolved, we reclassified the long-term portion of our debt outstanding under the term loan as a current obligation at September 30, 2005 as required under generally accepted accounting principles.
In the event that additional modifications or waivers to existing or recently modified covenants are not obtained by the Company and if we are unable to refinance our term loan agreement, an event of default under the term loan agreement will occur and subsequently will constitute an event of default under the amended and restated revolving credit agreement. If the event of default results in acceleration of the term loan agreement, we would be in default under substantially all of our other debt instruments. If the indebtedness under the term loan agreement, the revolving credit agreement and our other debt instruments were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell up to an aggregate of $125,000,000 of our common stock, preferred stock, subscription rights or debt securities in one or more offerings from time to time. When we offer securities under this prospectus, we will provide you with a prospectus supplement, as required, to describe the specific amounts and prices of the common stock, preferred stock, subscription rights or debt securities being offered, as well as market price and dividend information and other information relevant to an offering of securities under this prospectus, such as information with respect to our business, capitalization and financial results, or we may include this information in a report which we file with the SEC under the

Exchange Act and which is incorporated by reference in this prospectus (an “Exchange Act Report”). Any such prospectus supplement or Exchange Act Report may also add, update or change information contained in this prospectus.
You also should read the documents referenced in “Where you can find additional information” for additional information about WPC, including our financial statements.

Risk factors
You should carefully consider each of the risks described below and all of the other information contained or incorporated by reference in this prospectus before deciding to invest in our securities. The risks described below are not the only ones we face.
If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment. See “Special note regarding forward-looking statements.”
RISKS RELATING TO OUR BUSINESS
We emerged from Chapter 11 bankruptcy reorganization in August 2003, incurred a current-period loss and have incurred losses in the past, and may not be able to achieve profitability on a consistent basis.
Because we emerged from bankruptcy on August 1, 2003, incurred a current-period loss and have incurred losses in the past, we cannot assure you that we will be able to achieve profitability on a consistent basis in the future. We have sought protection under Chapter 11 of the Bankruptcy Code twice since 1985, most recently in November 2000. We emerged from our more recent Chapter 11 bankruptcy reorganization as a new reporting entity on August 1, 2003. Prior to and during this reorganization, we incurred substantial net losses.
We reported a net loss of $39.0 million for the five months ended December 31, 2003 following our emergence from bankruptcy, a profit of $62.2 million for the year ended December 31, 2004, and a net loss of $10.4 million for nine months ended September 30, 2005. If we cannot achieve profitability on a consistent basis, our liquidity ultimately will be adversely affected and threaten our ability to continue operations.
We may not be able to comply with our financial covenants, which may result in a default under our credit agreements.
We are subject to certain financial covenants contained in our credit agreements. For any quarterly period ending on or after March 31, 2005, our term loan agreement requires us to maintain specified leverage, interest coverage and fixed charge coverage ratios. Our amended and restated revolving credit facility requires us to maintain a specified fixed charge coverage ratio if our borrowing availability is less than $50 million. Our ability to comply with these financial covenants is unlikely unless modified and will depend on our future financial performance, which will be subject to prevailing economic conditions and other factors beyond our control. Our failure to comply with these covenants would result in a default or an event of default, permitting the lenders to accelerate the maturity of our indebtedness under the credit agreements and to foreclose upon any collateral securing our indebtedness. Any default, event of default or acceleration of our indebtedness under our term loan would also result in the acceleration of substantially all of our other indebtedness pursuant to cross-default or cross-acceleration provisions.
Due to the financial impact of the disruption in our coal deliveries, the basic oxygen furnace ductwork collapse and associated issues related to the early ramp-up and operation of the EAF, and current market conditions, we would have failed to meet certain of these financial covenants for the quarter ended September 30, 2005. On September 29, 2005, we obtained a modification to certain financial covenants with our term loan lenders and the Federal loan guarantor, the ESLGB, for the quarter ended September 30, 2005 and the quarter ending December 31, 2005. With these modifications, we were in compliance with the modified covenants for the quarter ended September 30, 2005. However, we may not be in compliance with these covenants, as modified, for periods ending after September 30, 2005, depending on future market conditions and other factors. The Company is actively engaged in discussions with its term loan lender and others with respect to a resolution to these covenant issues. However, we cannot provide assurance as to when, or if, this matter will be resolved.
As required under generally accepted accounting principles, we reclassified the long-term portion of our debt outstanding under the term loan as a current obligation at September 30, 2005.
In the event that additional modifications or waivers are necessary and these additional modifications and waivers are not obtained by us and if we are unable to refinance our term loan agreement, an event of default under the term loan agreement will occur and subsequently will constitute an event of default under the amended and restated revolving credit agreement. If the event of default results in acceleration of the term loan agreement, we would be in default under substantially all of our other debt instruments. If the indebtedness under the term loan agreement, the revolving credit agreement and our other debt instruments were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness.
Restrictive covenants in our debt instruments limit our flexibility and our ability to implement our business plan.
Our credit agreements contain restrictive financial and operating covenants, including, but not limited to, provisions that limit our ability to make capital expenditures, incur additional indebtedness, create liens, make investments, sell assets and enter into transaction with affiliates. In addition, our existing debt instruments may not provide us with sufficient flexibility to permit us to make all necessary capital expenditures and take other measures that we believe are necessary to run our business effectively and to achieve our business plan. If we are unable to make necessary capital expenditures as a result of these covenants, our competitive position could be adversely affected which could ultimately affect our financial performance.
Because we are significantly leveraged, we may not be able to implement our business plan, service our debt obligations or refinance our indebtedness.
We are significantly leveraged. Because we are significantly leveraged, it may be more difficult for us to successfully implement our business plan. In addition, we may not be able to meet our debt service obligations if we do not generate sufficient operating cash flow. As of September 30, 2005, our current assets totaled $342.6 million, including $161.9 million of inventory, and our current liabilities totaled $426.6 million, including $199.9 million of long-term debt reclassified as a current obligation due to the uncertainty of meeting certain covenants in periods after September 30, 2005. As of September 30, 2005, our total indebtedness was $321.9 million and total shareholders’ equity was $288.0 million. Based on our total indebtedness as of September 30, 2005, we expect that our total debt service obligations (including scheduled principal and interest payments) will approximate $49.0 million (assuming a blended interest rate of 5.7% per annum) in 2005 and that our debt service obligations related to variable rate debt will increase $1.5 million on an annual basis for each 1.0% increase in interest rates.
Our ability to meet our ongoing debt service obligations will depend on our ability to implement our business plan, including the successful ramp-up and full operation of our EAF, and a number of other factors, including factors beyond our control. We may not be able to generate sufficient operating cash flow to repay, when due or earlier if accelerated due to an event of default, the principal amounts outstanding under our credit agreement, which have a final maturity as early as 2008 in the case of our term loan agreement and will be 2009 in the case of our revolving credit facility. We expect that we will be required to refinance such amounts as they become due and payable; however, we may not be able to consummate such refinancing to repay our obligations or to secure a refinancing on terms satisfactory to us. If we are unable to refinance all or any significant portion of our indebtedness, we may be required to sell assets or equity interests in our company. However, we may not be able to sell assets or equity interests in an amount sufficient to repay our obligations or on terms satisfactory to us. Our leverage, together with the restrictions imposed by our credit agreements, may limit our ability to obtain additional financing and to take advantage of business opportunities that may arise. In addition, this leverage increases our vulnerability to adverse general economic and steel industry conditions.
Intense competition in the steel industry and substitute materials could adversely affect our profitability.
Competition within the steel industry, both domestic and worldwide, is intense and is expected to remain so in the future. We compete with domestic steel producers, steel processors, mini-mills and foreign importers. Mini-mills typically enjoy certain competitive advantages, such as more variable raw material costs that tend to rise and fall in tandem with steel selling prices, non-unionized work forces with lower employment costs and more flexible work rules, and lower ongoing maintenance and capital expenditure needs for construction and operation of their steel making facilities. Additionally, the domestic mini-mills have increased the quality of their steel products in recent years, which has provided a competitive alternative to most of the steel products that we produce. Furthermore, many of our competitors have superior financial resources or more favorable cost structures, and we may be at a competitive disadvantage. In addition, it is also possible that competitive pressures resulting from the industry trend toward consolidation could adversely affect our growth and profit margins. Moreover, steel products may be replaced to a certain extent by other substitute materials, such as plastic, aluminum, graphite, composites, ceramics, glass, wood and concrete. Our competitors may be successful in capturing our market share and we may be required to reduce selling prices in order to compete. Reduced selling prices could adversely impact our results of operations and, ultimately, our liquidity.
Increased imports from China or other countries could lower domestic steel prices and adversely affect our profitability.
We sell steel almost exclusively in the US market. The domestic steel market is affected by factors influencing world-wide supply and demand, with excess global production generally seeking the most lucrative markets. In particular, the balance of supply and productive capacity in China may result in increased imports to the US market. During several years prior to 2003, favorable conditions in the US market compared to the global markets resulted in significant imports of steel and substantially reduced sales, margins and profitability of domestic steel producers, leading to imposition of import quotas and tariffs under Section 201 of the US Trade Act of 1974, as amended. In 2004, the convergence of the weakened US dollar, increased demand for steel and raw materials in China and other developing countries, and higher raw material and ocean freight costs, led to substantial increases in steel selling prices, even though the Section 201 tariffs were lifted in December 2003.
Although total and finished imports for the nine months ended September 30, 2005, as compared to the comparable period in 2004, decreased by approximately 7.5%, changes in the US dollar exchange rate, a decrease in demand for foreign flat-rolled steel in China or certain other developing countries, improved domestic steel production in those countries, lower ocean freight costs and other factors could lead to increased imports in the future resulting in excess domestic steel capacity and lower prices for our products and may have an adverse effect on our revenue, profitability and cash flow.
We may be unsuccessful in the ramp-up and full operation of our electric arc furnace, which would adversely affect our business prospects and competitive position in the industry.
Our business plan depends, in part, upon the successful ramp-up of our EAF and our transformation from a conventional integrated steel producer to a hybrid steel producer with characteristics of both an integrated producer and a mini-mill. Our inability to successfully manage the operation of our EAF could make it difficult to implement our long-term business strategy and could have an adverse effect on near-term financial performance.
Any decrease in the availability, or increase in the cost, of raw materials and energy could materially increase our costs and adversely affect our profitability.
Our operations depend heavily on various raw materials and energy resources, including iron ore, coal used in our coke plant joint venture, scrap, electricity, natural gas and certain other gases. The availability of raw materials and energy resources could decrease and their prices may be volatile as a result of, among other things, changes in overall supply and demand levels and new laws or regulations. Any disruption in the supply of our raw materials or energy resources may impair, at least temporarily, our ability to manufacture some of our products, or require us to pay higher prices in order to obtain these raw materials from other sources. In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or in part. Any increases in the prices for raw materials or energy resources may materially increase our costs and lower our earnings and adversely impact our cash flow and liquidity.
Additionally, certain of our supply contracts are for fixed prices. Although we currently benefit from some of these supply contracts because spot prices exceed contractually specified prices, if market prices for these raw materials decline, we may not be able to take advantage of decreasing market prices and our profit margins may be adversely affected.

We also rely on a limited number of suppliers for a substantial portion of our raw material needs, such as iron ore and metallurgical coal for our coke plant joint venture meeting our technical specifications. Any failure of these suppliers to meet our needs for any reason could have an adverse effect on our financial results and operating performance. During 2003, 2004 and 2005, we have experienced disruptions in the supply of coal from our two largest suppliers. This led to depleted coal inventory levels, which substantially increased costs to purchase metallurgical coal from alternative sources, adversely affecting our operating results. Additional disruptions would cause our coke plant joint venture to purchase additional coal on the spot market, which may increase our coke costs and adversely impact our financial condition, results of operations and liquidity.
We rely on a core group of significant customers for a substantial portion of our net sales, and a reduction in demand, or inability to pay, from this group could adversely affect our total revenue.
Although we have a large number of customers, sales to our two largest customers, our Wheeling-Nisshin and OCC joint ventures, accounted for approximately 21.9% of our sales for the nine months ended September 30, 2005 and 26.2% of our net sales for the year ended December 31, 2004. Sales to our 10 largest customers, including to Wheeling-Nisshin and OCC, accounted for 40.0% and 43.9% of our net sales during these respective periods. We are likely to continue to depend upon a core group of customers for a material percentage of our net sales in the future. Our significant customers may not order steel products from us in the future or may reduce or delay the amount of steel products ordered. Any reduction or delay in orders could negatively impact our revenues. If one or more of our significant customers were to become insolvent or otherwise were unable to pay us for the steel products provided, our results of operations would be adversely affected.
The cyclical nature of the industries we serve may cause significant fluctuations in the demand for our products and lead to periods of decreased demand.
Demand for most of our products is cyclical in nature and sensitive to general economic conditions. Our business supports cyclical industries such as the appliance and construction industries. In addition, approximately 70% of our sales are made at prevailing market prices rather than pursuant to long-term agreements, which we define as contracts exceeding three months. As a result, downturns in the US or global economies or in any of the industries we support could adversely affect the demand for and selling prices of steel, which could have an adverse effect on our results of operations and cash flows.
We may not be able to sustain our level of total revenue or anticipated rate of revenue growth, if any, on a quarterly or annual basis. It is likely that, in some future quarters, our operating results may fall below our targets and the expectations of stock market analysts and investors. In such event, the trading price of our common stock could decline significantly.
We may not be able to implement our business plan because we may be unable to fund the substantial on-going capital and maintenance expenditures that our operations require.
Our operations are capital intensive. We require capital for, among other purposes, acquiring new equipment, maintaining the condition of our existing equipment and maintaining compliance with environmental laws and regulations. Our business plan provides that capital expenditures for the three-year period ending December 31, 2007 will aggregate approximately $257.7 million. This amount includes $118.6 million for the refurbishment of the coke batteries contributed to MSC (80% of which will be contributed to MSC by our joint venture partner), $14.3 million for installation of hot strip mill automatic roll changers at our Mingo Junction facility, expected to be completed in December 2005 and $6.3 million for cold mill improvements at our Allenport facility, to occur in 2005 and in 2007. We may not be able to fund our capital expenditures from operating cash flow and from the proceeds of borrowings available for capital expenditures under the credit agreements. If we are unable to fund our capital requirements, we may be unable to implement our business plan, and our financial performance may be adversely impacted.

A significant interruption at any of our facilities could increase our production costs and reduce our sales and earnings.
Our steel making facilities may experience interruptions or major accidents and may be subject to unplanned events such as explosions, fires, inclement weather, acts of God, terrorism, accidents and transportation interruptions. Any shutdown or interruption of a facility would reduce the production from that facility, which could substantially impair our business. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to reduced revenues, longer-term business disruption could result in a loss of customers. To the extent these events are not covered by insurance, our revenues, margins and cash flows may be adversely impacted by events of this type.
In December 2004, our steel-making operations were adversely affected by an incident involving the collapse of ductwork at our basic oxygen furnace facility. Production from the basic oxygen furnace was curtailed for 12 days following the incident resulting in the loss of approximately 10,000 tons of shipments in the fourth quarter of 2004, and approximately 85,000 tons of shipments in the first quarter of 2005 which resulted in a business interruption claim for an amount in excess of $40.0 million.
Our production costs may increase and we may not be able to sustain our future sales and earnings if we fail to maintain satisfactory labor relations.
The majority of our hourly employees are covered by a collective bargaining agreement with the USW that expires on September 1, 2008. The final rate increase of 3.0% under the existing contract is scheduled for March 31, 2007. Of our total employees, approximately 81.6% are unionized, including 79.3% of whom are members of the USW. Any potential strikes or work stoppages in the future, and the resulting adverse impact on our relationships with our customers, could have a material adverse effect on our business, financial condition or results of operations. Additionally, other steel producers may have or may be able to negotiate labor agreements that provide them with a competitive advantage. In addition, many mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.
Environmental compliance and remediation costs could decrease our net cash flow, reduce our results of operations and impair our financial condition.
Our business and our ownership of real property are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These laws are constantly evolving and have become increasingly stringent. The ultimate impact of complying with environmental laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. We incur substantial capital expenditures and other costs to comply with these environmental laws and regulations, particularly the federal Clean Air Act and the federal Resource Conservation and Recovery Act, and future developments under these or other laws could result in substantially increased capital, operating and compliance costs. Additionally, future decisions to terminate operations at any of our facilities may result in facility closure and cleanup costs. In addition, if we are unable to comply with environmental regulations, we may incur fines or penalties or may be required to cease some operations.
We incurred $8.1 and $5.5 million for environmental capital expenditures for the nine months ended September 30, 2005 and for the year ended December 31, 2004, respectively. Additional operational costs of complying with environmental laws are included in costs of goods sold. In addition, environmental capital expenditures are expected to be approximately $19.4 million in the aggregate for the years 2005 through 2007. If any of these costs exceed our projections, our business, financial condition and results of operations could suffer materially.
We are involved in a number of environmental remediation projects relating to our facilities and operations, and may in the future become involved in more remediation projects. While we reserve for costs relating to such projects when the costs are probable and estimable, those reserves may need to be adjusted as new information becomes available, whether from third parties, new environmental laws or otherwise. Accrued environmental liabilities totaled $11.0 million as of September 30, 2005. In addition, we consider it reasonably possible that we could ultimately incur additional liabilities relative to our environmental exposures of up to $5.0 million.
Increases in our healthcare costs for active employees and future retirees may lower our earnings and negatively affect our competitive position in the industry.
We maintain defined benefit retiree healthcare plans covering all active union represented employees upon their retirement. We also provide medical benefits for qualified retired salaried employees until they reach the age of 65. Healthcare benefits for active employees and future retirees are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both the subject of various cost-sharing features. These benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. Additionally, mini-mills, foreign competitors and many producers of products that compete with steel typically provide lesser benefits to their employees and retirees, and this difference in cost could adversely impact our competitive position. If our costs under our benefit programs for active employees and future retirees exceed our projections, our business, financial condition and results of operations could be materially adversely affected.
We may be subject to regulatory scrutiny and may sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to internal controls over financial reporting.
Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our auditor attest to such evaluation on an annual basis. Compliance with these requirements has been expensive and time-consuming. While we have complied with the regulatory requirements for the year ended December 31, 2004, no assurance can be given that we will do so in future years. If we fail to satisfactorily conclude this evaluation, or if our auditors cannot attest to our evaluation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls, which could adversely affect the trading price of our common stock.
You may not be able to compare our historical financial information to our current financial information, which will make it more difficult to evaluate an investment in our company.
As a result of the completion of our reorganization plan in 2003, we are operating our business under a new capital structure. In addition, we adopted fresh-start reporting in accordance with Statement of Position (“SOP”) 90-7, as of July 31, 2003. Because SOP 90-7 required us to account for our assets and liabilities at their then-current fair values, our financial condition and results of operations after our reorganization are not comparable in some material respects to the financial condition or results of operations reflected in our historical financial statements for periods prior to August 1, 2003. This may make it difficult to assess our future prospects based on historical performance.
Certain US federal income tax considerations may increase the amount of taxes we pay which could adversely affect our liquidity and reduce profitability.
We believe that as a result of the issuance of our stock to certain debtors pursuant to our plan of reorganization, effective as of August 1, 2003, we underwent an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, subject to certain exceptions, Section 382 of the Code does not limit the net operating loss (“NOL”) carryovers of a company that has an ownership change as a result of a Chapter 11 bankruptcy reorganization; however, if a company undergoes a subsequent ownership change within two years following the bankruptcy reorganization, the company loses the ability to use any NOL carryovers for all losses generated before the second ownership change. If we would have undergone a second ownership change within two years after August 1, 2003, our ability to utilize our NOL carryovers, including losses incurred after August 1, 2003, would be completely eliminated. We do not believe that an ownership change occurred during this two-year period; however, at this time, we cannot provide definitive assurance that such ownership change did not occur, and we will not be able to reach a definitive conclusion until February 2006. Our NOL carryovers totaled approximately $237 million as of December 31, 2004. The elimination of our ability to use our NOL carryovers may increase the amount of taxes we pay in the future which could adversely affect our liquidity and our cash flow and reduce profitability.
Further, any sale of securities under this prospectus may result in an ownership change for purposes of Section 382 of the Code, which will impose a limitation on the amount of NOL carryovers that we can use on an annual basis in future years, which may increase the amount of taxes we may pay in the future.
Future sales of our common stock by our existing stockholders could adversely affect the market price of our common stock.
Our common stock has a limited trading market and is held by a concentrated number of investors, including the VEBA trust. As a result, sales of our common stock in the public market could adversely affect the market price of our common stock. Any increase in the selling volume of shares of our common stock, including sales by our significant stockholders such as the VEBA trust or others, also may adversely affect the trading price of our common stock.
The market price of our common stock could be subject to wide price fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, low trading volume of our common stock, quarterly variations of our financial results, the nature and content of our earnings releases and our competitors’ earnings releases, developments in the steel industry, including those impacting world-wide supply of, and demand for, steel products, such as government regulation and market conditions affecting the demand for steel in China, changes in financial estimates by securities analysts, business conditions in our market and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, government legislation or regulation, as well as general economic and market conditions. As a result, you could lose all or part of your investment.
Available information
We maintain a website at http://www.wpsc.com. We make available free of charge, under the “Financial Reports” heading on our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after providing such information electronically to the SEC. In addition, we also make available free of charge under the “Investor Relations” heading on our website, the Company’s audit committee, compensation committee, nominating/corporate governance committee, executive committee, safety committee and finance committee charters, as well as the Company’s corporate governance guidelines, code of business conduct, whistleblower policy and policy on trading of securities. The information on our website is not a part of this prospectus.
Special note regarding forward-looking statements
This prospectus contains statements that are “forward-looking statements.” These statements often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar expressions and the negative thereof, and may contain projections or other statements regarding future events or our future financial performance that involve risks and uncertainties. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	domestic and international economic and market conditions;

•	trends affecting our financial condition, results of operations or future prospects including those impacting our operations, orders, pricing and shipments;

•	our business and growth strategies;

•	our financing plans and forecasts; and

•	capital expenditure needs in our business.
You are cautioned that these forward-looking statements are based on current expectations and projections about future events, and are subject to various risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. You are referred to the discussion in this prospectus under the heading “Risk factors,” which identifies certain risk factors that could cause actual results to differ materially from those contained in any forward-looking statements. These risk factors include the risks enumerated under “Risk factors.”
Forward-looking statements represent our views only as of the date of this prospectus and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements from time to time, we specifically disclaim any obligation to do so.
Use of proceeds
We intend to use the net proceeds that we receive from any sale of securities under this prospectus for general corporate purposes unless otherwise indicated in a prospectus supplement relating to a specific issuance of securities or in an Exchange Act Report. These general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, working capital, capital expenditures and investments in or loans to subsidiaries and joint ventures. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments.
Ratio of earnings to fixed charges
Our consolidated ratios of earnings to fixed charges for the nine months ended September 30, 2005, the year ended December 31, 2004, the nine months ended September 30, 2004, the five months ended December 31, 2003, the seven months ended July 31, 2003 and the year ended December 31, 2002 are as follows:

	Reorganized Company							Predecessor Company

	Nine Months				Nine Months		Five Months	Seven Months
	Ended		Year Ended		Ended		Ended	Ended		Year Ended
	September 30,		December 31,		September 30,		December 31,	July 31,		December 31,
	2005		2004		2004		2003	2003		2002

Ratio of earnings to fixed charges(1)	0.61	x	4.15	x	4.99	x	NM	28.28	x	NM

(1)	The deficiency of earnings to cover fixed charges was $8,459, $38,267 and $54,098 for the nine months ended September 30, 2005, the five months ended December 31, 2003 and the year ended December 31, 2002, respectively.
Description of common stock and preferred stock
Common Stock
As of the date of this prospectus, WPC is authorized to issue 80 million shares of common stock, $.01 par value per share. The number of shares of common stock issued and outstanding as of November 30, 2005 was 14,673,279. On that date, there were 3,036 holders of record of common stock. Our common stock is listed on the NASDAQ National Market and trades under the ticker symbol “WPSC.” On December 20, 2005, the last reported sale price of our common stock on the NASDAQ National Market was $8.44 per share.
We may not issue any nonvoting equity securities to the extent prohibited by Section 1123 of Title 11 of the Bankruptcy Code; provided, however, that this restriction (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of WPC, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. As of the date of this prospectus, there were no shares of preferred stock outstanding.
Preferred Stock
As of the date of this prospectus, WPC is authorized to issue 20 million shares of preferred stock, $.001 par value per share, of which 19,840,000 are undesignated. There were no shares of preferred stock issued and outstanding as of the date of this prospectus. Except as described below, our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, including but not limited to dividend rights, conversion rights, voting rights, redemption privileges and liquidation preferences, which may be greater than the rights of our common stock. It is not possible to state the actual effects of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of such preferred stock. The effects, however, might include, among other things:

•	Restriction of dividends on our common stock;

•	Dilution of the voting power of our common stock;

•	Impairment of the liquidation rights of our common stock; or

•	Delay and prevention of a change in control of WPC without further action by the stockholders, provided that any use of such shares to implement a shareholders rights plan or other “poison pill” plan must be approved by the stockholders or by at least two-thirds of all of the directors of WPC.
Preferred Share Purchase Rights
On February 14, 2005, the Company adopted a shareholder rights plan primarily intended to help protect its NOL carryovers. As part of the plan, the Company declared a dividend of one preferred share purchase right for each share of common stock held of record as of March 2, 2005, payable on March 2, 2005. In addition, preferred share purchase rights may be issued with respect to shares of WPC’s common stock that become outstanding after March 2, 2005 and prior to the expiration of the Rights Agreement, dated as of February 14, 2005, between WPC and Equiserve Trust Company, N.A., as Rights Agent, which was filed as Exhibit 4.1 to the Registration Statement on Form 8-A filed by WPC on February 18, 2005 and is incorporated by reference in this prospectus. The preferred share purchase rights may cause substantial dilution to a person or group that attempts to acquire 4.99% or greater of our common stock on terms not approved by our Board of Directors. Acquisitions of our common stock that would otherwise trigger the preferred share purchase rights under the terms of the plan are permitted where the entire Board of Directors has determined, prior to consummation, that the transaction is fair to and in the best interests of our stockholders. In addition, the Board of Directors may redeem the preferred share purchase rights, at its discretion, at a redemption price of $.01 per preferred share purchase right at any time until the close of business on the earlier of (i) the 10th day following the first day of any public announcement that a person has become an acquiring person under the terms of the rights plan or any earlier date on which the Board of Directors becomes aware of the existence of an acquiring person, or (ii) on the 10th business day after the date of commencement of a tender offer or exchange offer the consummation of which would result in any person or group becoming an acquiring person. The shareholder rights plan will expire on the earlier of the third anniversary date of the plan, or the date, if any, on which the Company first discloses in any filing with the SEC that the Company’s NOL carryovers no longer exceed $50 million.
At the time of any offering of securities under this prospectus, our Board of Directors will consider the effect of the offering on our shareholder rights plan and will take actions as it deems appropriate to ensure that the offering does not trigger the preferred share purchase rights under the terms of the plan. As of November 30, 2005, 160,000 shares of the Company’s preferred stock have been designated as Series A Participating Preferred Stock and are reserved for issuance upon the exercise of the preferred share purchase rights.
Registration Rights
In connection with our plan of reorganization, we previously entered into a registration rights agreement providing the Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust (the “VEBA trust”) with certain rights to require us to register the resale of its shares of common stock. As of November 30, 2005, the VEBA trust held 3,965,620 shares of our common stock. Subject to the terms of the stock transfer restriction and voting agreement described more fully below, the VEBA trust may request up to two registrations per year, no more than one of which in each year may be an underwritten offering. With respect to any registered resale of securities held by the VEBA trust in an underwritten offering pursuant to the agreement, we would pay all registration and qualification fees, printing costs, and the fees and expenses of our counsel, accountants and any experts retained, and we would also pay the reasonable fees, charges and disbursements of a single counsel to the VEBA trustee (not to exceed $25,000) and a single counsel to the independent fiduciary of the VEBA trust (not to exceed $50,000). The VEBA trust would, however, bear all underwriting discounts and commissions relating to the underwritten sale of the registrable securities, any resulting gains, income or transfer taxes, and, except as described above, all other expenses, costs and fees incurred by the trustee and the independent fiduciary in connection with the offering. The registration rights agreement between us and the VEBA trust also provides the VEBA trust with piggyback registration rights entitling the VEBA trust, in certain circumstances and subject to limitations imposed by the managing underwriter, to include its shares of common stock in registered offerings of securities by us.
Pursuant to the terms of the stock transfer restriction and voting agreement, except as we may authorize at our discretion, the trustee of the VEBA trust agreed that during the two-year period commencing on the first day following the second anniversary date of the effective date of our plan of reorganization, the trustee shall not transfer or dispose of more than one-half of the number of shares of our common stock held by the VEBA trust within any consecutive 12-month period. Additionally, the trustee agreed that it will abstain from voting up to 1.3 million shares of common stock held by the VEBA trust for the election of our directors, for so long as it holds any of the 4.0 million shares of common stock initially contributed by us to the VEBA trust pursuant to the plan of reorganization.
Anti-Takeover Effects of Incorporation and Bylaw Provisions
Our certificate of incorporation and by-laws provide for the division of the initial terms of our Board of Directors into three classes, as nearly equal in size as possible. Beginning with the 2006 annual meeting of stockholders, all directors will be elected annually to serve until the next annual meeting of stockholders. Our certificate of incorporation and by-laws also provide that vacancies on our Board of Directors during the interim period between our annual stockholder meetings or special meetings of our stockholders called for the election of directors or the removal and replacement of one or more of our directors may be filled by a vote of a majority of the Board of Directors then in office. Furthermore, until the 2006 annual meeting of stockholders, any director or the entire board may be removed only for cause and only by the holders of at least a majority of the shares of common stock. Thereafter, any director or the entire board may be removed with or without cause by the holders of at least a majority of the shares of common stock. These provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of WPC and therefore may limit the price that certain investors might be willing to pay in the future for shares of our common stock.
Our certificate of incorporation and by-laws further provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders and not by written consent of stockholders. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual stockholders’ meeting, particularly because special meetings of the stockholders may only be called by the chairman of our Board of Directors, our president or a majority of our Board of Directors. These provisions may also discourage another person or entity from making a tender offer for our stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting.
Delaware Anti-Takeover Law
We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.
In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of the above.
Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.
Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.
Transfer Agent and Registrar
The Transfer Agent and Registrar for our common stock is Equiserve Trust Company, N.A.
Description of subscription rights
General
We may issue subscription rights to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.
The applicable prospectus supplement or an Exchange Act Report would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material US federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.
Exercise of Subscription Rights
Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby or an Exchange Act Report. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement or an Exchange Act Report. After the close of business on the expiration date, all unexercised subscription rights would become void.
Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby or an Exchange Act Report. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement or an Exchange Act Report, we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement or an Exchange Act Report.
Description of debt securities
The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time under this prospectus. The particular terms of the Debt Securities offered under this prospectus and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement or an Exchange Act Report. We may choose to issue debt securities denominated in US dollars or in any other currency, including the euro.
The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue any senior Debt Securities under a senior indenture between us and a trustee. We will issue any subordinated Debt Securities under a subordinated indenture between us and the same or another trustee. The senior indentures and the subordinated indentures are collectively referred to in this prospectus as the indentures, and the trustee or trustees under the senior indenture and the trustee or trustees under the subordinated indenture are collectively referred to in this prospectus as trustees.
The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, will define the rights of holders of the Debt Securities. See the information under the heading “Where You Can Find More Information” for information on how to contact us for a copy of the appropriate indenture.
General
The senior Debt Securities are unsubordinated obligations, will rank on par with all other debt obligations of ours and, unless otherwise indicated in the related prospectus supplement or an Exchange Act Report, will be unsecured. The subordinated Debt Securities will be subordinate, in right of payment to senior Debt Securities. A description of the subordinated Debt Securities is provided below under “— Subordinated Debt Securities.” The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement or an Exchange Act Report. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the form of subordinated indenture filed as an exhibit to the registration statement of which this prospectus is a part.
Terms
The indentures do not limit the principal amount of debt that we may issue.
We may issue notes or bonds in traditional paper form or in the form of a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement or an Exchange Act Report, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each Debt Security represented by a global security is referred to as a “Book-Entry Security.”
Debt Securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt

Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement or Exchange Act Report, Debt Securities denominated in US dollars will be issued in denominations of $1,000 and integral multiples thereof.
Please refer to the prospectus supplement or Exchange Act Report for the specific terms of the Debt Securities offered including the following:

•	designation of an aggregate principal amount, purchase price and denomination;

•	date of maturity;

•	if other than U.S. currency, the currency for which the Debt Securities may be purchased;

•	the interest rate or rates and the method of calculating interest;

•	the times at which any premium and interest will be payable;

•	the place or places where principal, any premium and interest will be payable;

•	any redemption or sinking fund provisions or other repayment obligations;

•	any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

•	the application, if any, of the defeasance provisions to the Debt Securities;

•	if other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

•	whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

•	any additional covenants applicable to the Debt Securities being offered;

•	any additional events of default applicable to the Debt Securities being offered;

•	any cross default provisions, if applicable;

•	the terms of subordination, if applicable;

•	the terms of conversion, if applicable; and

•	any other specific terms including any terms that may be required by or advisable under applicable law.
Except with respect to book-entry securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.
Certain Covenants in the Indentures
Payment. We will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. Unless otherwise provided in the related prospectus supplement or an Exchange Act Report, we will pay interest on any Debt Security to the Person in whose name that security is registered at the close of business on the regular record date for that interest payment.
Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to us at our request. After this occurs, the holder of that security must look only to us for payment of that amount and not to the trustee or paying agent.

We will not, nor will we permit any Subsidiary to, directly or indirectly, issue, assume or Guarantee any Debt if such Debt or Guarantee is subordinate to the Notes and is secured by any Lien, without in any such case effectively securing, concurrently with the issuance, assumption or Guaranty of any such Debt, any series of Notes (together with, if we shall so determine, any other indebtedness of or Guaranteed by us or such Subsidiary ranking equally with such series of Notes and then existing or thereafter created) equally and ratably with such Debt, so long as such Debt is so secured; provided, however, that the foregoing restriction shall not apply to Permitted Liens. “Permitted Liens” means:

•	Liens on any property acquired, constructed or improved by us or any Subsidiary after the date hereof, which are created or assumed contemporaneously with or within three years after its acquisition, or completion of construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year period) to secure or provide for the payment of the purchase price or cost thereof, or Liens existing on any property at the time of its acquisition;

•	Liens existing on any property, shares of stock or indebtedness acquired from a Person merged with or into us or a Subsidiary after the date hereof;

•	with respect to any corporation that becomes a Subsidiary after the date hereof, Liens on property of, or shares of stock or indebtedness issued by, any such corporation existing at the time it becomes a Subsidiary and not incurred in connection with or in anticipation of such corporation becoming a Subsidiary;

•	Liens to secure Debt of a Subsidiary owed to us or Debt of a Subsidiary owed to another Subsidiary;

•	Liens in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

•	any Lien existing on the date of the indenture; or

•	Liens for the sole purpose of extending, renewing or replacing Debt, in whole or in part, including any increase in the amount of such Debt not prohibited under this Indenture.
In the event that we shall hereafter secure any series of securities equally and ratably with any other obligation or indebtedness pursuant to the provisions of this Section, the Trustee is authorized, but not required, to enter into an indenture or agreement supplemental thereto and to take such action, if any, as it may deem advisable to enable it to enforce effectively the rights of the Holders of the Notes so secured, equally and ratably with such other obligation or indebtedness.
Limitations on Certain Sale and Leasebacks. We and our Subsidiaries may incur Attributable Debt in respect of a Sale and Leaseback Transaction after the date of the Indenture; provided, however, that the aggregate amount of any such Attributable Debt incurred after the date of the Indenture pursuant to its provisions shall not exceed the amount specified in the applicable indenture.
Merger and Consolidation. We will not merge or consolidate with any other entity or sell or convey all or substantially all of our assets to any Person, firm, corporation or other entity, except that we may merge or consolidate with, or sell or convey all or substantially all of our assets to any other entity if:

•	we are the continuing entity, or the successor entity (if other than us) is organized and existing under the laws of the United States of America or a State thereof or the District of Columbia, and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

•	there is no default under the applicable indenture.
Upon such a succession, we will be relieved from any further obligations under the applicable indenture.
Waiver of Certain Covenants
Unless otherwise provided in the related prospectus supplement or an Exchange Act Report, we may, with respect to the Debt Securities of any series, omit to comply with any provision of the covenants described under “Liens” and “Limitations on Certain Sale and Leasebacks” above or in any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.
Events of Default
An Event of Default occurs with respect to any series of Debt Securities when:

•	We default in paying principal of or premium, if any, on any of the Debt Securities of such series when due;

•	We default in paying interest on the Debt Securities of such series when due, continuing for 30 days;

•	We default in making deposits into any sinking fund payment with respect to any Debt Security of such series when due;

•	We fail to perform any other covenant or warranty in the Debt Securities of such series or in the applicable indenture, and such failure continues for a period of 90 days after notice of such failure as provided in that indenture;

•	Certain events of bankruptcy, insolvency, or reorganization occur; or

•	Any other Event of Default occurs with respect to Debt Securities of that series.
We are required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by us of certain covenants.
If an Event of Default shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the Debt Securities of such series to be due and payable. If an Event of Default described in the fifth and sixth bullets in the first paragraph under “Events of Default” occurs with respect to any series of Debt Securities, the principal amount of all Debt Securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) would automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the Debt Securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act, except that the trustee may not give such notice of a default described in clause (v) of the first paragraph under “Events of Default” until at least 60 days after the default. As used in this paragraph, a “default” means an event described in the first paragraph under “Events of Default” without including any applicable grace period.
If at any time after the Debt Securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we would pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such series and the principal of all Debt Securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the Debt Securities of such series are due and payable. In addition, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or a default in the performance of a covenant that cannot be modified under the indentures without the consent of the holder of each affected Debt Security.
The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Debt Securities of such series.
No holder of Debt Securities would have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, for the appointment of a receiver or trustee or for any other remedy under the indentures unless:

•	The holder has previously given written notice to the trustee of a continuing Event of Default with respect to the Debt Securities of that series; and

•	The holders of at least 25% in principal amount of the outstanding Debt Securities of that series have made a written request to the trustee, and offered reasonable indemnity, to the trustee to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days, and the trustee has not received from the holders of a majority in principal amount of the Debt Securities of that series a direction inconsistent with that request.
Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that Debt Security on the due dates expressed in that security and to institute suit for the enforcement of payment.
Modification of the Indentures
Each indenture contains provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following:

•	to evidence the succession of another corporation to us;

•	to add to the covenants of ours further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional Events of Default with respect to all or any series of Debt Securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities;

•	to secure all or any series of Debt Securities;

•	to establish the forms or terms of the Debt Securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee;

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture;

•	to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect; and

•	to add or change or eliminate any provision of that indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act.
We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall

•	change the stated maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require us to repurchase that security, without the consent of the holder of each Debt Security so affected;

•	reduce the percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding; or

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver of certain covenants or the provisions described under “Modification of the indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby.
Satisfaction and Discharge, Defeasance and Covenant Defeasance
Each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year, and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.
Each indenture provides, if such provision is made applicable to the Debt Securities of a series,

•	that we may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”) or (B) to be released from our obligations with respect to such Debt Security under Sections 801, 803, 1005, 1006, 1007 and 1009 of that indenture (being the restrictions described above under “Certain Covenants of ours in the indentures”) together with additional covenants that may be included for a particular series; and

•	that Sections 501(4), 501(5) (as to Sections 801, 803, 1005, 1006, 1007 and 1009) and 501(8), as described in clauses (iv), (v) and (vii) under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain US government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates.
In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for US federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable US federal income tax law occurring after the date of the indentures.
Record Dates
The indentures provide that in certain circumstances we may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.
Subordinated Debt Securities
Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.
Subordination. Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Debt. “Senior Debt” is defined to mean, with respect to us, the principal, premium, if any, and interest on the following:

•	all indebtedness of ours whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described in the preceding clauses (1) or (2), unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding.
Difference between Subordinated Debt Security Covenants and Senior Debt Security Covenants and Events of Default. Subordinated Debt Securities may not have the advantage of all of the covenants and Events of Default provided in the senior indenture. For example, covenants relating to Liens or Sale and Leaseback Transactions as discussed above are not applicable to securities issued pursuant to the subordinated indenture
Terms of Subordinated Debt Securities May Contain Conversion or Exchange Provisions. The prospectus supplement for a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.
Modification of the Indenture Relating to Subordinated Debt Securities. The subordinated indenture may be modified by us and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under “— Modification of the indentures.” We and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law
The laws of the State of New York govern each indenture and will govern the Debt Securities.
Book-Entry Securities
The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the related prospectus supplement or an Exchange Act Report.
Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or Persons that may hold interests through participants.
Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by Persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.
Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we nor the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.
A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a Person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such Person or Persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.
Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each Person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Certain Definitions
Set forth below are certain defined terms used in this “Description of Debt Securities.” Reference is made to the indentures for complete definitions of these terms, as well as any other capitalized terms used in this description for which no definition is provided. Unless otherwise provided in the applicable prospectus supplement or Exchange Act Report, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of senior debt securities.
The term “Attributable Debt,” in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined by us in good faith) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee thereunder contingent upon the monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which the lease has been extended or may, at the option of the lessor, be extended).
The term “Consolidated Net Tangible Assets” means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries, less the following: (A) current liabilities; (B) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and (C) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary of ours.
The term “Debt” means indebtedness for money borrowed.
The term “Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, easements and similar liens arising in the ordinary course of business.
The term “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
The term “Principal Property” means any branch, distribution center or other operating facility owned by us or any Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than two percent of Consolidated Net Tangible Assets except (A) any such facility which our Board of Directors determines is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries, as an entirety, or (B) any portion of any such facility which our Board of Directors determines not to be of material importance to the use or operation thereof.
The term “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to us or any Subsidiary of ours of any Principal Property or portion thereof (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Subsidiary or between Subsidiaries), which Principal Property (or portion thereof) has been or is to be sold or transferred by us or such Subsidiary to such Person.
The term “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of ours.

Plan of distribution
We may offer securities under this prospectus in one or more of the following ways, or any other way set forth in an applicable prospectus supplement or Exchange Act Report, from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions;

•	in sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; or

•	to holders of other securities in exchanges in connection with acquisitions.
The prospectus supplement for each series of securities we sell or an Exchange Act Report will describe the offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
Underwriters and Dealers
We may sell the securities offered under this prospectus to or through one or more underwriters or dealers. The applicable prospectus supplement or an Exchange Act Report will describe the number and terms of the securities to be sold, the name or names of any underwriters or dealers with whom we have entered into an arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we expect to receive from such sale.
If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement or an Exchange Act Report, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.
The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices determined at the time of sale. We also may, from time to time authorize dealers to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement or an Exchange Act Report. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions, which is not expected to exceed that customary in such types of transactions, from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement or an Exchange Act Report, under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement or an Exchange Act Report would state that this is the case and would describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.
In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker-dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.
These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.
Agents
We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents and the terms and conditions upon which such agents may offer and sell these securities in the applicable prospectus supplement or an Exchange Act Report. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless stated otherwise in the applicable prospectus supplement or an Exchange Act Report.
Direct Sales
We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.
Derivative Transactions
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or an Exchange Act Report indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement, a post-effective amendment to the registration statement of which this prospectus is part or an Exchange Act Report.
We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.
Indemnification
We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.
No Assurance of Liquidity
The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series offered under this prospectus.
Legal matters
The validity of the securities offered hereby will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, Pennsylvania.
Experts
The consolidated financial statements as of and for the year ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting of Wheeling-Pittsburgh Corporation — Reorganized Company (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Report on Form 8-K dated December 21, 2005 have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to the Company’s restatement of its financial statements and loan covenant compliance matters as described in Notes 8 and 21, respectively, to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Wheeling-Pittsburgh Corporation — Reorganized Company as of December 31, 2003 and for the period from August 1, 2003 to December 31, 2003 incorporated in this prospectus by reference to the Report on From 8-K dated December 21, 2005 have been so included in reliance on the report (which contains explanatory paragraphs relating to the Company’s restatement of its financial statements and loan covenant compliance matters as described in Notes 8 and 21, respectively, to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Wheeling-Pittsburgh Corporation — Predecessor Company for the period from January 1, 2003 to July 31, 2003 and for the year ended December 31, 2002 incorporated in this prospectus by reference to the Report on From 8-K dated December 21, 2005 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the various expenses to be paid by the registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for amounts of filing fees.

SEC registration fee	$13,375
Legal fees and expenses	125,000
Accounting fees and expenses	50,000
Trustees’ fees and expenses (including counsel fees)	40,000
Printing and engraving fees	50,000
Miscellaneous	21,625

Total	$300,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.
The certificate of incorporation and by-laws of the registrant provides for indemnification of the registrant’s officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.
The certificate of incorporation of the registrant eliminates a director’s liability for monetary damages for a breach of fiduciary duty except in circumstances involving certain wrongful acts, such as breach of director’s duty of loyalty to the registrant and its respective stockholders, acts or omissions not in good faith, acts or omissions that involve intentional misconduct or a knowing violation of law or for any transactions from which the director derived improper personal benefit. These provisions do not eliminate a director’s duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.
The certificate of incorporation and by-laws of the registrant also contains provisions to indemnify the registrant’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law and that the registrant may indemnify any of its employees or agents on the same basis that the registrant is required to indemnify its directors and officers. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

ITEM 16.	EXHIBITS
      (a) The following is a list of exhibits filed as a part of this registration statement:
      EXHIBITS:

Exhibit
Number		Description of Exhibit

1	.1*	Form of Purchase Agreement
1	.2*	Form of Distribution Agreement

2	.1**	Third Amended Joint Plan of Reorganization, dated May 19, 2003

4	.1**	Indenture, dated August 1, 2003, relating to Wheeling-Pittsburgh Steel Corporation’s Series A Notes due 2011, between Wheeling-Pittsburgh Steel Corporation and J.P. Morgan Trust Company, National Association, as successor trustee to Bank One, N.A., the original trustee

Exhibit
Number		Description of Exhibit

4	.2**	Indenture, dated August 1, 2003, relating to Wheeling-Pittsburgh Steel Corporation’s Series B Notes due 2010, between Wheeling-Pittsburgh Steel Corporation and J.P. Morgan Trust Company, National Association, as successor trustee to Bank One, N.A., the original trustee

4	.3**	Form of Common Stock Certificate of Wheeling-Pittsburgh Corporation

4	.4*	Form of Preferred Stock Certificate of Wheeling-Pittsburgh Corporation

4	.5*	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate)

4	.6***	Rights Agreement, dated as of February 14, 2005, by and between Wheeling-Pittsburgh Corporation and Equiserve Trust Company, N.A., as Rights Agent

4	.7++	Form of Indenture for Senior Debt

4	.8++	Form of Senior Debt Security (included in Exhibit 4.7)

4	.9++	Form of Indenture for Subordinated Debt

4	.10++	Form of Subordinated Debt Security (included in Exhibit 4.9)

5	.1+	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP

12	.1++	Computation of Ratio of Earnings to Fixed Charges

23	.1+	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in the opinion filed as Exhibit 5.1 hereto)

23	.2++	Consents of PricewaterhouseCoopers LLP

24	.1++	Powers of Attorney (included on signature page)

25	.1*	Form of T-1 Statement of Eligibility of Senior Debt Indenture Trustee
25	.2*	Form of T-1 Statement of Eligibility of Subordinated Debt Trustee

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by a post-effective amendment to this registration statement or incorporated by reference from a Current Report on Form 8-K in connection with the offering of securities registered hereby.

**	Incorporated by reference to the Form 10 registration statement of Wheeling-Pittsburgh Corporation, filed with the SEC on August 8, 2003, as amended.

***	Incorporated by reference to the Annual Report on Form 10-K of Wheeling-Pittsburgh Corporation for the year ended December 31, 2004.

+	Filed herewith.

++	Previously filed.

ITEM 17.	UNDERTAKINGS
The undersigned registrant hereby undertakes:
(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of registration fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on this 19th day of January, 2006.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ James G. Bradley

James G. Bradley
Chairman, Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James G. Bradley James G. Bradley	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 19, 2006

/s/ Paul J. Mooney Paul J. Mooney	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 19, 2006

* James L. Bowen	Director	January 19, 2006

* Edward J. Curry, Jr.	Director	January 19, 2006

* Michael D. Dingman, Jr.	Director	January 19, 2006

* Robert E. Heaton	Director

* Roland L. Hobbs	Director

* Alicia H. Munnell	Director

* D. Clark Ogle	Director

* James B. Riley	Director

Signature	Title	Date

* Lynn R. Williams	Director*

*By: /s/ Paul J. Mooney Paul J. Mooney	Attorney-in-Fact	January 19, 2006

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

1	.1*	Form of Purchase Agreement
1	.2*	Form of Distribution Agreement

2	.1**	Third Amended Joint Plan of Reorganization, dated May 19, 2003

4	.1**	Indenture, dated August 1, 2003, relating to Wheeling-Pittsburgh Steel Corporation’s Series A Notes due 2011, between Wheeling-Pittsburgh Steel Corporation and J.P. Morgan Trust Company, National Association, as successor trustee to Bank One, N.A., the original trustee

4	.2**	Indenture, dated August 1, 2003, relating to Wheeling-Pittsburgh Steel Corporation’s Series B Notes due 2010, between Wheeling-Pittsburgh Steel Corporation and J.P. Morgan Trust Company, National Association, as successor trustee to Bank One, N.A., the original trustee

4	.3**	Form of Common Stock Certificate of Wheeling-Pittsburgh Corporation

4	.4*	Form of Preferred Stock Certificate of Wheeling-Pittsburgh Corporation

4	.5*	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate)

4	.6***	Rights Agreement, dated as of February 14, 2005, by and between Wheeling-Pittsburgh Corporation and Equiserve Trust Company, N.A., as Rights Agent

4	.7++	Form of Indenture for Senior Debt

4	.8++	Form of Senior Debt Security (included in Exhibit 4.7)

4	.9++	Form of Indenture for Subordinated Debt

4	.10++	Form of Subordinated Debt Security (included in Exhibit 4.9)

5	.1+	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP

12	.1++	Computation of Ratio of Earnings to Fixed Charges

23	.1+	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in the opinion filed as Exhibit 5.1 hereto)

23	.2++	Consents of PricewaterhouseCoopers LLP

24	.1++	Powers of Attorney (included on signature page)

25	.1*	Form of T-1 Statement of Eligibility of Senior Debt Indenture Trustee
25	.2*	Form of T-1 Statement of Eligibility of Subordinated Debt Trustee

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by a post-effective amendment to this registration statement or incorporated by reference from a Current Report on Form 8-K in connection with the offering of securities registered hereby.

**	Incorporated by reference to the Form 10 registration statement of Wheeling-Pittsburgh Corporation, filed with the SEC on August 8, 2003, as amended.

***	Incorporated by reference to the Annual Report on Form 10-K of Wheeling-Pittsburgh Corporation for the year ended December 31, 2004.

+	Filed herewith.

++	Previously filed.